Exhibit 10.1

07/28/2004

AGREEMENT

      This agreement (the “Agreement”) is entered into effective as of July 1, 2004 (the “Effective Date”), between: (i) KLA-TENCOR CORPORATION, a Delaware corporation (“KLA-Tencor”) and (ii) THERMA-WAVE, INC., a Delaware corporation (“Therma-Wave”). KLA-Tencor and Therma-Wave are sometimes referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

      This agreement is made with reference to the following facts:

      KLA-Tencor is the owner of various patents and patent applications related to Scatterometry Technology;

      Therma-Wave is the owner of US Patents Nos. 6,608,689, 6,567,213, 5,973,787, and 6,704,661 (the “TW Patents”) and 6,707,056 (the “Edge Patent”); and is also the owner of US Patents Nos. 5,619,548, 6,453,006, 6,507,634, 6,643,354, 6,754,305, 6,408,048, 6,512,815, and 6,678,349 and the owner of US Patent Application Nos. 10/053,373, and 09/969,561 (the “XRR Patents”);

      Effective as of January 25, 2001, KLA-Tencor and Therma-Wave entered into a Settlement and License Agreement (the “2001 Settlement Agreement”);

      Effective as of October 1, 2002, KLA-Tencor, Sensys Instruments and Therma-Wave entered into a Settlement Agreement (the “2002 Settlement Agreement”).

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS CONTAINED IN THIS AGREEMENT, THE PARTIES HEREBY AGREE AS FOLLOWS:

      1 — DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the following respective definitions:

      1.1 “Scatterometry Technology” shall mean technology for measuring a lateral dimension of a measurement target on a substrate by detecting light scattered by such measurement target.

      1.2 “Scatterometry Product” shall mean an optical metrology device that:

i) includes Scatterometry Technology;

ii) is so configured (by Therma-Wave or a third party) as to enable its connection to a third party provided component which thereafter enables the optical metrology device to perform Scatterometry Technology measurements; or

iii) does not include Scatterometry Technology when shipped but is subsequently upgraded (by Therma-Wave or a third party): a) to perform Scatterometry Technology measurements or, b) by the addition of components enabling connection of said optical metrology device to third party hardware or software for performing Scatterometry Technology measurements.

      1.3 “Film Measurement Technology” shall mean any technology capable of measuring the thickness and/or dispersion characteristics of a film on a substrate.

      1.4 “TW XRR Patents” shall mean all patents, patent applications, utility models or applications for intellectual property rights in any country currently owned or controlled by Therma-Wave as of the Effective Date and relating to methods or apparatus for measuring x-ray reflectance. The TW XRR Patents shall include the XRR Patents and the Patent Families thereof but shall not include any of the TW Patents.

      1.5 “KLA-Tencor Products” shall mean any product made and sold by KLA-Tencor at any time prior to the termination of this Agreement, where such product relies upon either Film Measurement Technology or Scatterometry Technology to make a measurement.

      1.6 “Patent Family” shall mean any patent, patent application, utility model, or application for intellectual property rights in any country claiming, in whole or in part, the benefit of a common filing date with a specific granted patent or patent application referenced herein.

      1.7 “KT Scatterometry Patent Claims” shall mean a claim of any patent owned or controlled by KLA-Tencor and having a priority date prior to the date of execution hereof, which claim is directed to a method, or apparatus or component thereof for performing Scatterometry Technology. The recitation of a method apparatus or component thereof involving Film Measurement Technology shall not be deemed to be directed to a method apparatus or component for performing Scatterometry Technology, unless additional steps or elements for performing scatterometry analysis regarding Scatterometry Technology are recited or unless such claimed method, apparatus or component has no substantial commercial use other than for performing scatterometry measurements.

      1.8 “TW Scatterometry Patent Claims” shall mean a claim of any patent owned or controlled by Therma-Wave and having a priority date prior to the date of execution hereof, which claim is directed to a method, apparatus or component thereof for performing Scatterometry Technology. The recitation of a method apparatus or component thereof involving Film Measurement Technology shall not be deemed to be directed to a method apparatus or component thereof for Scatterometry Technology, unless additional steps or elements for performing scatterometry analysis regarding Scatterometry Technology are recited or unless such claimed method, apparatus or component has no substantial commercial use other than for performing scatterometry measurements.

      1.9 The terms “Integrated Machine” means an optical metrology unit meeting all of the following criteria: a) integrated (when in use) to perform scatterometry measurements in conjunction with a Tokyo Electron Ltd. semiconductor process tool; b) using a common wafer handler with such process tool; and c) where the gross revenue derived by Therma-Wave from the sale or other transfer of such unit, including all associated software and services and any bundled hardware and other consideration (where such other consideration is directly tied to the sale or transfer of such unit), is less than $250,000 per unit (as adjusted on an annual basis based on CPI).

2. COVENANTS

      2.1 KLA-Tencor agrees not to assert any of the KT Scatterometry Patent Claims against Therma-Wave (and end-user customers of Therma-Wave for claims based on the sale and/or use by said customers of Scatterometry Products purchased from Therma-Wave) for making, using, selling, offering for sale or importing Scatterometry Products for which a royalty has been paid as provided in Section 3.1 hereof. Therma-Wave hereby covenants and agrees not to directly or indirectly aid, assist or participate in any action or proceeding contesting or challenging the validity, patentability or enforceability of any of the KT Scatterometry Patents, including but not limited to any action or proceeding before any federal or state court, any patent office, and any other governmental agency, except that this covenant shall not apply to any patent which is asserted against Therma-Wave by KLA-Tencor in any type of legal proceeding. Therma-Wave shall mark (but only to the extent proposed by KLA-Tencor) all Scatterometry Products made or sold by Therma-Wave to identify such products as made under an agreement involving the patents including the KT Scatterometry Patent Claims, in a manner compliant with 35 USC section 287, to the extent required by such section for KLA-Tencor to benefit from the provisions of section 287.

      2.2 Therma-Wave agrees not to assert any claim of patent infringement under the TW Scatterometry Patents against KLA-Tencor (and end-user customers of KLA-Tencor for claims based on the sale and use of such KLA-Tencor Products purchased from KLA-Tencor) for making, using, selling, offering for sale or importing KLA-Tencor Products. Therma-Wave further agrees not to assert any claim of patent infringement under the TW Patents and any member of the Patent Families thereof against KLA-Tencor (and end-user customers of KLA-Tencor for claims based on the sale and use of such KLA-Tencor Products purchased from KLA-Tencor) for making, using, selling, offering for sale or importing KLA-Tencor Products. KLA-Tencor hereby covenants and agrees not to directly or indirectly aid, assist or participate in any action or proceeding contesting or challenging the validity, patentability or enforceability of any of the TW Scatterometry Patents or the TW Patents, including but not limited to any action or proceeding before any federal or state court, any patent office, and any other governmental agency except that this covenant shall not apply to any patent which is asserted against KLA-Tencor by Therma-Wave in any type of legal proceeding, KLA-Tencor shall mark (but only to the extent proposed by Therma-Wave) all KLA-Tencor Products made or sold by KLA-Tencor to identify such products as made under an agreement involving the patents including the TW Patents or the TW Scatterometry Patent Claims, in a manner compliant with 35 USC section 287, to the extent required by such section for Therma-Wave to benefit from the provisions of section 287.

      2.3 Therma-Wave agrees to assign, and hereby does assign all right, title and interest in the TW XRR Patents to KLA-Tencor. Therma-Wave hereby covenants and agrees not to directly or indirectly aid, assist or participate in any action or proceeding contesting or challenging the validity, patentability or enforceability of any of the TW XRR Patents, including but not limited to any action or proceeding before any federal or state court, any patent office, and any other governmental agency. Therma-Wave agrees to assist KLA-Tencor, upon request by KLA-Tencor, in the procurement and enforcement of the TW XRR Patents. KLA-Tencor shall reimburse Therma-Wave for any costs reasonably incurred by Therma-Wave in fulfilling such requests; provided, however, that any reimbursed cost in excess of $1000 shall first be approved in writing by KLA-Tencor. However, Therma-Wave shall not be obligated to render any assistance to KLA-Tencor, as above provided, unless KLA-Tencor shall first approve in writing to reimburse Therma-Wave for its anticipated expenses. KLA-Tencor agrees not to assert any claim of infringement against Therma-Wave under the TW XRR Patents for those products shipped by Therma-Wave prior to the Effective Date.

      2.4 Therma-Wave hereby exclusively licenses KLA-Tencor under the Edge Patent and all members of the Patent Family of the Edge Patent the right, with right of sublicense, to make, use, sell, offer for sale and import only products for x-ray reflectance. Such exclusive license shall include the right to sue any entity for activity within the scope of the exclusive license grant, as well as the right to collect damages (including, without limitation, past damages for causes of action arising before the Effective Date). Therma-Wave agrees to assist KLA-Tencor, upon request by KLA-Tencor, in the procurement and enforcement of the Edge Patent and all members of the Patent Family of the Edge Patent. KLA-Tencor shall reimburse Therma-Wave for any costs reasonably incurred by Therma-Wave in fulfilling such requests; provided, however, that any reimbursed cost in excess of $1000 shall first be approved in writing by KLA-Tencor. However, Therma-Wave shall not be obligated to render any assistance to KLA-Tencor, as above provided, unless KLA-Tencor shall first approve in writing to reimburse Therma-Wave for its anticipated expenses KLA-Tencor agrees not to assert any claim of infringement against Therma-Wave under the Edge Patent and all members of the Patent Family of the Edge Patent for those products shipped by Therma-Wave prior to the Effective Date.

3 — PAYMENTS

      3.1 Therma-Wave shall pay KLA-Tencor the Payment Amount, as hereinafter defined, for each Scatterometry Product shipped by or on behalf of Therma-Wave during the term of this Agreement. Payments shall be made on a quarterly basis within 30 days of the end of each calendar quarter. No payment shall be required under this Agreement for any such apparatus made and sold entirely after the expiration of the last to expire of the patents which include KT Scatterometry Patent Claims. If a product shipped by or on behalf of Therma-Wave to an end-user is returned to Therma-Wave, and all payments made by the end-user in respect of said Scatterometry Product are returned to the end-user, then Therma-Wave may apply the payment made to KLA-Tencor under this paragraph as a credit against a future payment due hereunder. Payments made under this Agreement, except for those provided for in Paragraph 5.3, are not refundable.

      3.2 All payments to KLA-Tencor under this Agreement are to reference this Agreement, be made in the form of a check payable to KLA-Tencor Corporation, and be sent by overnight courier to the following address: General Counsel, KLA-Tencor Corporation, 160 Rio Robles, San Jose CA 95134. All amounts payable to KLA-Tencor under this Agreement shall be paid in U.S. dollars without any deduction for any government withholding and any amounts payable for any applicable sales taxes, use taxes, or similar taxes. In the event that any amount payable to KLA-Tencor under this Agreement is not paid when due, then Therma-Wave shall thereafter pay to KLA-Tencor interest on any and all overdue payments required to be made to KLA-Tencor under this Agreement, commencing on the date such overdue payment becomes due, at an annual rate of five (5) percentage points higher than the prime interest rate quoted by the head office of Citibank N.A., New York, at the close of banking on such date, or on the first business day thereafter if such date falls on a non business day. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefore is being asserted, then the interest rate shall be reduced to such maximum legal rate.

     3.3 Therma-Wave agrees to maintain adequate documentation and accounting records to demonstrate compliance with the provisions of this Section for at least as long as its normal document retention policy, but in no event less than two (2) years. At any time during the term of this Agreement on an annual basis upon KLA-Tencor’s request, and upon thirty (30) days written notice to Therma-Wave, Therma-Wave shall permit an independent third party to review all such documentation and accounting records. KLA-Tencor shall only be entitled to learn the amount of royalty owing pursuant to any examination performed under this paragraph, along with the reasoning asserted by the independent third party as to the amount due. The fees charged by such third party shall be paid by KLA-Tencor unless the third party finds an underpayment by Therma-Wave. In the event of an underpayment not cured prior to initiation of the review, the fees of the independent third party shall be paid by Therma-Wave. Any underpayments discovered during such an audit will not be considered a breach of this agreement so long as Therma-Wave pays to KLA-Tencor the amounts finally determined to be owed to KLA-Tencor.

     3.3.1 To ensure compliance with the provisions of Paragraph 3, Therma-Wave hereby agrees that KLA-Tencor is permitted to make annual inspections of all models of Therma-Wave’s products (including software), that both (i) are capable of performing measurements useful for Scatterometry Technology; and (ii) effective as of the date of any such inspection, are then advertised or promoted by Therma-Wave or otherwise offered for sale, lease, loan or consignment. These inspections shall be of a scope sufficient to determine Therma-Wave’s compliance with Paragraph 3. Such inspections shall be performed by an independent third party to be agreed upon by the Parties and the details of such inspection and the products and technology disclosed during such inspection shall be kept confidential and not disclosed to KLA-Tencor; provided, however, that the details of the inspection may be used to assist the independent third party of paragraph 3.3 in determining the royalty owed. Any reporting to KLA-Tencor by such third party regarding the inspection shall be limited to whether Therma-Wave has complied with paragraph 3.

     3.4 Until the expiration of this Agreement, on or around July 1 of each year, Therma-Wave shall deliver to KLA-Tencor a certificate signed by the Chief Executive Officer of Therma-Wave certifying that Therma-Wave has made all payments due under this Agreement.

     3.5 In respect of any Scatterometry Product other than the Integrated Machines provided for in Paragraph 3.6, below, the Payment Amount shall be $50,000 (but with adjustment for CPI, as set forth herein) for each Scatterometry Product shipped by Therma-Wave during the term of this Agreement for the first 500 such apparatus shipped by or on behalf of Therma-Wave. The $50,000 Payment Amount set forth in this section shall be revised annually beginning on June 30, 2005, based on the Consumer Price Index (CPI) for the first 500 apparatus. For any apparatus shipped in excess of the first 500, the Payment Amount shall continue at the same rate paid for the 500th apparatus, with the payments thereafter continuing to rise annually based on the CPI unless the payment for the 500th apparatus is less than $75,000. If the Payment Amount for the 500th apparatus is less than $75,000, then the Payment Amount for the 501st apparatus and all apparatus shipped thereafter shall be $75,000, without further increases for the CPI.

     3.6 In respect of any Integrated Machine, the Payment Amount shall be twenty-five percent (25%) of the amount payable as provided for in Paragraph 3.5, above on behalf of a Scatterometry Product sold during the same annual period. Integrated Machines shall be considered as an apparatus for the purpose of counting when the sale of 500 apparatuses has occurred.

4.     REPRESENTATIONS AND WARRANTIES

     4.1 Therma-Wave represents and warrants to KLA-Tencor that a) except with respect to Patent No. 5,619,548 Therma-Wave owns all right, title and interest in the TW Patents and the TW XRR Patents and that Therma-Wave has the right to enter into the assignments set forth in paragraph 2.3, b) with respect to Patent No. 5,619,548 Therma-Wave, to its knowledge after reasonable inquiry, owns all right, title and interest in such patent, has disclosed to KLA-Tencor all material information known to Therma-Wave regarding such ownership, and that Therma-Wave has the right to enter into the assignments set forth in paragraph 2.3, c) the TW XRR Patents are free from liens, d) except as set forth in Exhibit A, the TW XRR Patents are not licensed to any entity or subject to any nonassertion covenant, immunity from suit, or similar encumbrance, and e) the TW Patents and Patent Families thereof include all patents and patent applications owned or controlled by Therma-Wave, as of the date of execution of this Agreement, claiming methods or apparatus regarding: i)

combinations of single wavelength ellipsometry with other measurement devices relying on polychromatic sources for measurements; ii) combinations of stress and film measurement; and/or iii) rotating compensator spectroscopic ellipsometers.

     4.2 Therma-Wave releases and forever discharges KLA-Tencor, from any and all claims of patent infringement based on the TW Patents, the TW Scatterometry Patent Claims and/or the TW XRR Patents to the extent such claims seek judicial relief for activities by KLA-Tencor occurring prior to the Effective Date of this Agreement. The Parties acknowledge that this release does not encompass claims pertaining to future activity of KLA-Tencor. Nothing in this paragraph shall be construed as affecting the scope of the covenants set forth in paragraph 2 of this Agreement.

      4.3 KLA-Tencor releases and forever discharges Therma-Wave, from any and all claims of patent infringement based on the KT Scatterometry Patent Claims to the extent such claims seek judicial relief for activities by Therma-Wave occurring prior to the Effective Date of this Agreement. The Parties acknowledge that this release does not encompass claims pertaining to future activity of Therma-Wave. Nothing in this paragraph shall be construed as affecting the scope of the covenants set forth in paragraph 2 of this Agreement.

5. TERM AND TERMINATION

      5.1 This Agreement shall begin on the Effective Date and continue in full force and effect until the expiration of the last to expire of the patents and patent applications containing the KT Scatterometry Patent Claims, the TW Patents and the TW Scatterometry Patent Claims.

      5.2 In the event that either Party commits any material breach of this Agreement, and if such breach remains uncured 30 days after receipt by the breaching Party of written notice of such breach, the nonbreaching Party shall have the right to terminate this Agreement upon written notice of such termination. The releases granted to the breaching Party under Section 4.2 or 4.3 hereof shall likewise terminate. The rights of the nonbreaching Party under this Agreement shall survive such termination.

      5.3 If a dispute arises as to whether a product sold by Therma-Wave is a Scatterometry Product, KLA-Tencor will first notify Therma-Wave in writing and the Parties will meet in good faith to resolve the dispute. The entire basis for such dispute shall be disclosed by both Parties, and all supporting documentation shall be disclosed to each Party’s outside counsel and independent expert so that the basis of the dispute may be fully understood and discussed between the Parties. If such a meeting fails to resolve the dispute, then the determination will made by the American Arbitration Association (AAA) under its Patent Arbitration Rules, in San Jose, California by three arbitrators and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Confidential technical information related to the accused product disclosed to the Arbitrators shall be kept confidential and not disclosed to either Party (except that such information shall be disclosed to each Party’s outside attorneys, consultants and experts as part of a normal discovery process and consistent with the rules of the AAA) and the decision of the arbitrators given to either Party shall be limited to their conclusion as to whether the accused product is a Scatterometry Product and the amount, if any, that is owed. The Parties’ outside lawyers shall receive an explanation of the arbitrator’s reasoning.

      During the pendency of the arbitration Therma-Wave shall pay to KLA-Tencor the royalties provided for in Paragraph 3.1 in respect of a disputed product. If the arbitrators determine that a disputed product is a Scatterometry Product, then Therma-Wave shall pay for the cost of the arbitration. If the arbitrators determine that a disputed product is not a Scatterometry Product, then KLA-Tencor shall pay for the cost of the arbitration and, in addition, shall refund to Therma-Wave all royalties paid by Therma-Wave in respect of the disputed product plus interest on such payments at the rate provided in Paragraph 3.2.

      5.4 KLA-Tencor’s covenant not to sue Therma-Wave specified in paragraph 2.1 shall survive any termination of this Agreement with respect to any Scatterometry Product in respect of which Therma-Wave has made the royalty payments provided for in paragraphs 3.1 or 5.3.

6. GENERAL PROVISIONS

      6.1 All questions concerning: (i) the validity, interpretation, or performance of the terms of this Agreement or of any rights or obligations of the Parties hereto; and (ii) the legal relationship between the Parties; shall be governed by and construed according to the laws of the State of California, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

      6.2 This Agreement (including the Exhibits hereto which are incorporated herein by this reference) constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes all prior written or oral agreements, communications, and understandings between the Parties with respect to such subject matter.

      6.3 This Agreement may not be amended, modified, or supplemented orally. This Agreement may only be amended, modified, or supplemented by an instrument in writing specifically mentioning this Agreement and signed by the Party against whom such amendment, modification, or supplement is sought to be enforced.

      6.4 No waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced. No failure or delay by any Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy. The express waiver of any right or default hereunder shall be effective only in the instance given and shall not operate as or imply a waiver of any similar right or default on any subsequent occasion.

      6.5 Any notice, demand, or request required or permitted to be given under this Agreement: (1) shall be made in writing; (2) Shall be addressed to a Party at the address of such Party set forth below or such other notice address as such Party may request by notifying the other Party in writing; and (3) shall be deemed given when: (i) delivered personally; (ii) sent via registered or certified mail, return receipt requested; or (iii) sent via overnight courier.

Until further notice, the address for KLA-Tencor shall be as follows:

Sergio Edelstein
KLA-Tencor Corporation
160 Rio Robles
San Jose CA 95134
Facsimile: (408) 875-1525

With a copy to:

General Counsel
KLA-Tencor Corporation
160 Rio Robles
San Jose, CA 95134
Facsimile: (408) 857-2002

Until further notice, the address for Therma-Wave shall be as follows:

Therma-Wave, Inc.
1250 Reliance Way
Fremont, CA 94539
Attn: Chief Financial Officer
Fax: 510 226 6834

With a copy to:

Patent Counsel
Therma-Wave, Inc.
1250 Reliance Way
Fremont, CA 94539

      6.6 If any provision of this Agreement is for any reason held to be invalid, illegal, or unenforceable under applicable law in any respect then: (i) such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement; (ii) this Agreement shall be construed as if such invalid, illegal or unenforceable provision were excluded from this Agreement; and (iii) the court in its discretion may substitute for the excluded provision an enforceable provision which in economic substance reasonably approximates the excluded provision. If any provision of this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity, or subject, then such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the then-applicable law.

      6.7 This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns (including successors and assigns though merger, sale of all or substantially all assets, sale of a majority interest, or similar transaction); provided, however, that no assignment (including by operation of law) of the covenants not to sue contained in Section 2.1 of this Agreement shall expand the scope of such covenants beyond the scope existing on the Effective Date. This Agreement may not be assigned by Therma-Wave without the express written consent of KLA-Tencor except as part of the sale (though merger, sale of all or substantially all assets, sale of a majority interest, or similar transaction) of Therma-Wave.

      6.8 The Parties agree that each Party will bear its own costs and attorneys fees incurred in connection with the negotiation and execution of this Agreement.

      6.9 The Parties agree to execute and deliver any and all documents reasonably required to effectuate the terms and conditions, purposes, and aim of this Agreement. Therma-Wave agrees to execute the assignments set forth in Exhibit B for each of the TW XRR Patents.

      6.10 Each Party warrants that: (i) no other person or entity not a Party hereto has claimed or now claims any interest in the subject of this Agreement; (ii) such Party has the sole right and exclusive authority to execute this Agreement and to receive the consideration provided herein; and (iii) such Party has not sold, assigned or otherwise set over to any other person or entity, any claim, lien, demand, contract, debt, expense, cause of action, obligation, damage or liability covered hereby. Except as expressly stated in this Agreement, nothing in this Agreement is intended to confer upon any person or entity, other than the Parties to this Agreement, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

      6.11 KLA-Tencor has not made, and does not make, any representations or warranties regard validity of the KLA Scatterometry Patent Claims and the obligations undertaken in Paragraph 2, and nothing in this Agreement shall be construed as making any representations or warranties regarding the validity of such patent or impose any obligation on KLA-Tencor to maintain the validity and/or enforceability of any patent, including without limitation the payment of any maintenance fees or taking any other action to keep such patent in full force and effect. Except as provided otherwise in this Agreement, in the event that one or more of the patents containing the KLA Scatterometry Patent Claims expires, terminates, lapses and/or is subsequently determined to be invalid and/or unenforceable, then the terms of this Agreement shall nevertheless survive such expiration, termination, lapse, and/or determination of invalidity and/or unenforceability, and such expiration, termination, lapse, and/or determination of invalidity and/or unenforceability shall not be a basis for setting aside, invalidating, voiding, or otherwise undoing, this Agreement or any of the other terms hereof.

      6.12 Therma-Wave has not made, and does not make, any representations or warranties regard validity of the TW Patents, TW Scatterometry Patents or the TW XRR Patents other than the representations set forth in paragraph 4.1 and the obligations undertaken in Paragraph 2, and nothing in this Agreement shall be construed as making any representations or warranties regarding the validity of any such patent or impose any obligation on Therma-Wave to maintain the validity and/or enforceability of any patent, including without limitation the payment of any maintenance fees or taking any other action to keep such patent in full force and effect. Except as provided otherwise in this Agreement, in the event that one or more of the TW Patents or the patents containing the TW Scatterometry Patent Claims expires, terminates, lapses and/or is subsequently determined to be invalid and/or unenforceable, then the terms of this Agreement shall nevertheless survive such expiration, termination, lapse, and/or determination of invalidity and/or unenforceability, and such expiration, termination, lapse, and/or determination of invalidity and/or unenforceability shall not be a basis for setting aside, invalidating, voiding, or otherwise undoing, this Agreement or any of the other terms hereof.

      6.13 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

      6.14 The scope of this Agreement shall be worldwide.

      6.15 This Agreement shall not be deemed to alter or in any way affect the terms of the 2001 Settlement Agreement or the 2002 Settlement Agreement. Both the 2001 Settlement Agreement (including, without limitation, Section 4a. thereof) and the 2002 Settlement Agreement (including, without limitation, Section 2.5.1 thereof) remain in full force and effect.

      6.16 This Agreement is entered into by the undersigned Parties freely and voluntarily. Each person signing below warrants that such person is authorized to sign this Agreement in the capacity indicated and to bind the Party on behalf of which such person signed to the terms of this Agreement.

Executed effective as of the date first set forth above.

KLA-TENCOR:	KLA-TENCOR CORPORATION, a Delaware corporation By: /s/ STUART J. NICHOLS Name: Stuart J. Nichols Title: Vice President, General Counsel

THERMA-WAVE:	THERMA-WAVE, INC., a Delaware, corporation By: /s/ PAPKEN S. DER TOROSSIAN Name: Papken S. Der Torossian Title: Chairman of the Board

PATENTS

ASSIGNMENT

     WHEREAS, Therma-Wave, Inc. (referred to herein as “Assignor”), a corporation of the State of Delaware, is the owner of all right, title and interest in and to the patents and patent applications listed in the attached Appendix A, together with all reissues, continuations, divisions, continuations-in-part, and foreign counterparts thereto (collectively referred to herein as the Patent Rights), and

     WHEREAS, KLA-Tencor Corporation (referred to herein as “Assignee”), a corporation of the State of Delaware, is desirous of acquiring the entire right, title and interest an and to said Patent Rights, thereof;

     NOW, THEREFORE, in consideration of the sum of one dollar and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Assignor, by these presents, does hereby sell, assign, and transfer unto Assignee the entire right, title and interest in and to the Patent Rights, as well as the right to collect past damages, to be held and enjoyed by said Assignee, its successors, legal representatives and assigns.

Dated: August 12, 2004	By:	/s/ PAPKEN S. DER TORROSSIAN
Papken S. Der Torossian
		Title:	Chairman of the Board Therma-Wave

State of California	)
	)	ss.
County of Santa Clara	)

     On this 12th day of August, in the year 2004, before me, Kerry Robinson, Notary Public, personally appeared Papken S. Der Torossian (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity, and that by his signature the instrument the person, or entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.
Notary Signature: /s/ Kerry Robinson

APPENDIX A

1.	US Patents Nos. 5,619,548, 6,453,006, 6,507,634, 6,643,354, 6,754,305, 6,408,048, 6,512,815, and 6,678,349

2.	US Patent Application Serial Nos. 10/053,373, and 09/969,561